PACKARD BIOSCIENCE                                                 EXHIBIT 99.2


Contact: Packard BioScience
Mike Zebarth
Tel:  (203) 639-2340
Fax:  (203) 235-1347
E-mail: mzebarth@packardbioscience.com


Noonan/Russo Communications, Inc.
Tel:  (212) 696-4455
John Capodanno, ext. 246 (investors); j.capodanno@noonanrusso.com
Hala Bashir, ext. 356 (media); h.bashir@noonanrusso.com


Agencourt Bioscience Corporation
Brian McKernan
Tel:  (978) 867-2600
E-mail: brianmc@agencourt.com



        Packard BioScience Company Announces Strategic Marketing Alliance and Equity Stake in Agencourt Bioscience Corporation



MERIDEN, Conn., October 11, 2000 -- Packard BioScience Company (Nasdaq: PBSC), a worldwide leader in the life science tools industry, announced today that it has purchased an equity stake of less than 10 percent in Agencourt Bioscience Corporation, a biotech company focused on providing nucleic acid purification kits and other assays for the genomics and proteomics marketplaces. In addition, Packard and Agencourt have entered into a Strategic Marketing Alliance in which the two companies have agreed to co-market their respective products for nucleic acid purification.

Agencourt's patented Solid Phase Reversible Immobilization (SPRI) technology was developed and utilized at the Whitehead Institute Center for Genome Research to purify over 6 billion base pairs of DNA for the Human Genome Project. Developed to generically purify any DNA, the proprietary technology has found widespread adoption for cDNA sequencing, shotgun sequencing and industrial-scale purification of PCR products needed for large-scale microarraying and biochip manufacturing. SPRI technology is unique in that it utilizes magnetic particles to isolate nucleic acids from other biomolecular contaminants producing longer read lengths, greater efficiency, and cost savings.

"The Strategic Marketing Alliance with Agencourt provides Packard with a highly effective and proven chemistry to complement Packard's high and low throughput purification automation platforms," said Emery G. Olcott, President and CEO of Packard BioScience Company. "Through the use of our equipment and Agencourt's chemistry, our respective customers will be capable of running over 4,000 purification nucleic acid preparations, or preps, per hour, a magnitude of ten times current industry average. We believe that as the genomics and proteomics marketplaces continue to grow, our customers will demand increasingly more efficient and effective purification platforms. The alliance with Agencourt provides Packard with a proven chemistry that will enhance our ability to respond to the expected increased demand for high-end purification equipment and procedures. Finally, Packard's strength in the micoarrying field, coupled with Agencourt's core purification product line and R&D pipeline, will serve as a solid foundation for the development of high-throughput technologies for chip based expression and proteomics analysis." Mr. Olcott will serve as a member of Agencourt's board of directors.

"We are excited to have Packard as a strategic partner and a stockholder in our company," said Brian McKernan, President and CEO of Agencourt. "Packard's significant marketing and distribution strength in the Life Sciences market will provide Agencourt with immediate market presence and customer service capabilities. We believe that the combination of Agencourt's chemistry and Packard's automation equipment creates a highly efficient purification platform because it requires no centrifugation, filtration or caustic solutions. The absence of these extra steps saves time and money. "

Agencourt Bioscience Corporation is a developer of nucleic acid purification kits and other assays for the life sciences industries. Agencourt's primary focus is to develop assays that will be used for the genomics and proteomics market segments. Two of Agencourt's founders have worked at the Whitehead Institute Center for Genome Research, and have significant experience in marrying the chemistries and instrumentation for high-throughput genomics. Agencourt is located in Beverly, Massachusetts.

Packard BioScience Company is a leading global developer, manufacturer and marketer of instruments and related consumables and services for use in the life sciences research and nuclear industries. The Company is primarily focused on the rapidly growing areas of drug discovery, genomics and biochip analysis and is continuing to develop integrated platforms based on a wide range of technologies and instrumentation. Packard's experience in working in more than 60 countries with market leading customers has allowed the Company to establish a worldwide leadership position in many of its primary product categories, with well-recognized brand names and a reputation for high quality, reliable instruments. Recently, Packard has focused on the development of enabling biochip technologies, and has started to exploit its pioneering biochip production patents through both direct sales of biochip products as well as through licensing agreements with other biochip manufacturers.

Certain statements contained herein are "forward-looking" statements which involve a high degree of risk and uncertainty, including, without limitation, the statements regarding product performance and market acceptance thereof, and may be identified by the use of forward-looking words or phrases such as "expected," "expecting" or "anticipated." Many factors could cause actual results to differ materially from these statements including, without limitation, loss of market share from competition, the company's ability to successfully introduce new products and platforms, market acceptance of new products and platforms, our ability to protect our intellectual property, not infringing on the intellectual property rights of others, changes in the markets we serve and economic issues such as interest rate and foreign exchange fluctuations. These and other risk factors are discussed in detail in our filings with the Securities and Exchange Commission.